Calculation of Filing Fee Tables
S-8
AtriCure, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	1,500,000	$ 33.52	$ 50,280,000.00	0.0001381	$ 6,943.67
Total Offering Amounts:						$ 50,280,000.00		$ 6,943.67
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,943.67
Offering Note
[1]	(1) Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover shares of common stock ("Common Stock") of AtriCure, Inc. (the "Registrant") to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the AtriCure, Inc. 2023 Stock Incentive Plan (Amended and Restated as of May 18, 2026) (the "2023 Plan") or otherwise. (2) Represents the total number of shares of Common Stock being registered hereby. (3) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of the Common Stock on The Nasdaq Global Market as of July 22, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources